Sigma Circuits, Inc.

                      CONSULTING AGREEMENT

      This  Agreement ("Agreement") is by and between  Robert  P.
Cummins, an independent contractor and consultant ("Consultant") and Sigma Circuits, Inc. ("Company") and is effective as of July
1, 1997 ("Effective Date").

      In consideration of the mutual promises stated in the paragraphs that follow, the Company and Consultant agree as follows:

     1. Engagement of Services. Consultant is hereby retained by the Company to complete the services described in Exhibit A (the "Services"). The manner and means by which Consultant chooses to complete the Projects are in Consultant's sole discretion and control. Consultant agrees to exercise the highest degree of professionalism, and utilize its expertise and creative talents in performing such Services. In performing the Services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. The Company will make its facilities and equipment available to Consultant when necessary. Consultant shall be responsible for all expenses incurred in performing services under this Agreement, except for reasonable preapproved travel expenses, which shall be reimbursed by the Company. Consultant shall perform the services necessary to satisfy his obligations under this Agreement in a timely and professional manner consistent with industry standards at a location, place and time which the Consultant deems appropriate. Nothing in this Agreement shall restrict the ability of Consultant to serve as a member of the Company's Board of Directors and to receive such compensation and benefits as the Company determines to provide to the members of its Board of Directors who are not employees of the Company.

     2. Fees and Taxes. Consultant shall be paid fees for work performed for Services at the rate of $2500 dollars per month. Consultant shall be entitled to no additional compensation, except for the reimbursement of expenses described above, for services performed under the terms of this Agreement. Consultant agrees to submit invoices to the Company on a monthly basis. The Company accepts no responsibilities for the expenditure by Consultant of more dollars than this Agreement authorizes. As an independent contractor, the Company will not withhold or make payments for state or federal income tax or social security; make unemployment insurance or disability insurance contributions; or obtain workers' compensation insurance on Consultant's behalf. The Company will issue Consultant a 1099 form with respect to Consultant's fees. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of quarterly taxes, social security, disability and other contributions based on the fees paid to Consultant, its agents or employees under this Agreement. Consultant hereby indemnifies and defends the Company against any and all such taxes or contributions.

     3. Consultant not an Employee. Consultant agrees that it is the express intention of both Consultant and the Company that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company. Consultant agrees not to hold itself out as, or give any person or entity any reason to believe, that Consultant is an employee, agent, joint venturer or partner of the Company. Consultant agrees not to bind the Company, unless expressly authorized by the Company in writing. Consultant will not receive any employee benefits such as paid holidays, vacations, sick leave or other such paid time off, or participate in Company-sponsored health insurance or other employee benefit plans.

     4. Proprietary Information and Noncompetition. As a condition of this Agreement, Consultant hereby agrees to abide by the Company's Proprietary Information and Inventions Agreement, which he has previously signed, attached hereto as Exhibit B. Consultant retains the right to engage in work activities for entities other than the Company. However, Consultant agrees that, throughout the independent contractor relationship, Consultant will not, without obtaining the Company's prior written approval, directly or indirectly engage or prepare to engage in any activity in competition with the Company, accept employment or provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company.

     5. Workforce. Consultant may maintain a qualified workforce which may perform services under this Agreement. The Company will not control, direct or supervise Consultant's workforce. Consultant agrees that all of its employees or agents who perform any work for the Company under this Agreement will sign the Company's Proprietary Information and Inventions Agreement. Consultant further agrees that it will provide the Company with the original signed copy of such agreements prior to such individuals' commencement of work for the Company. Consultant assumes full and sole responsibility for the payment of all compensation, tax withholding, social security contributions, workers' compensation payments, disability insurance contributions, unemployment insurance contributions and expenses of its workforce. Consultant hereby indemnifies the Company from any and all claims or liabilities arising out of any of Consultant's obligations to its workforce, including but not limited to injury, disability or death of Consultant's employees or agents.

     6. Termination. This Agreement shall be effective on the Effective Date and shall continue in effect until June 30, 1998, unless terminated earlier as set forth in this paragraph. Either the Company or Consultant may terminate this Agreement at any time by giving the other party fifteen (15) days written notice. In the event Consultant materially breaches any of the covenants in this Agreement, the Company may terminate this Agreement immediately upon written notice, provided that if the reason for termination is failure to timely perform the Services set forth in Exhibit A, the Company shall provide Consultant with fifteen
(15) days advance written notice and an opportunity to cure the breach during the notice period.

     7. General. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of both Consultant and the Company, and inure to the benefit of both Consultant and the Company, their heirs, successors and assigns. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between Consultant and the Company with respect to the terms and conditions of the subject matter hereof. This Agreement is entered into without relying upon any promise, warranty or representation, written or oral, other than those expressly contained in this Agreement, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by both Consultant and a duly authorized officer of the Company. This Agreement shall be construed and interpreted in accordance with the laws of the State of
California. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision.

      In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

Sigma Circuits, Inc.               Consultant


By: /s/ B. Kevin Kelly             By:  /s/ Robert P. Cummins

Date:  June 9, 1997                Date:  June 9, 1997

                                   Taxpayer I.D. #: ###-##-####